Exhibit 19.1

Zillow Group, Inc. Insider Trading Policy
Background
The Board of Directors of Zillow Group, Inc. (the “Company”) has adopted this Insider Trading Policy (“Policy”) for our employees, executive officers, directors, independent contractors, contingent workers and consultants with respect to the trading of the Company’s securities, as well as the securities of publicly traded companies with whom we have a business relationship.
Federal and state securities laws prohibit the purchase or sale of a publicly traded company’s securities by persons who are aware of material information about that company that is not generally known or available to the public. These laws also prohibit persons who are aware of such material nonpublic information from disclosing this information to others who may trade. Companies and their controlling persons are also subject to liability if they fail to take reasonable steps to prevent insider trading by company personnel.
It is important that you understand the breadth of activities that constitute illegal insider trading and the consequences, which can be severe. Both the U.S. Securities and Exchange Commission (the “SEC”) and the Financial Industry Regulatory Authority investigate and are very effective at detecting insider trading. The SEC, together with the U.S. Department of Justice, pursues insider trading violations vigorously. Cases have been successfully prosecuted against employees involved in insider trading through foreign accounts, trading by family members and friends, and trading involving only a small number of shares.
This Policy is designed to prevent insider trading or allegations of insider trading, and to protect the Company’s reputation for integrity and ethical conduct. It is your obligation to understand and comply with this Policy. Should you have any questions regarding this Policy, please email [*******]@zillowgroup.com.
Penalties for Noncompliance
Civil and Criminal Penalties. Potential penalties for insider trading violations include imprisonment, criminal fines, and civil fines.
Company Sanctions. Failure to comply with this Policy may also subject you to disciplinary action, up to and including termination of employment, whether or not your failure to comply with this Policy results in any violation of law.
Controlling Person Liability. If the Company fails to take appropriate steps to prevent illegal insider trading, the Company may have “controlling person” liability for a trading violation, with civil and criminal penalties. The civil penalties can extend personal liability to the Company’s directors, executive officers and other supervisory personnel if they fail to take appropriate steps to prevent insider trading.
Scope of Policy
Persons Covered. As an employee, executive officer, director, independent contractor, contingent worker, or consultant of the Company, and/or its subsidiaries, this Policy applies to you. Subsidiaries include all companies in which Zillow Group, Inc. holds voting shares or other interests representing more than 50% of the voting power of such companies, whether directly or indirectly through one or more intermediaries. The same restrictions that apply to you apply to your family members who reside with you, anyone else who lives in your household and any family members who do not live in your household (including a child away at college), but whose transactions in the Company’s securities are directed by you or are subject to your influence or control (such as parents or children who consult with you before they trade in the Company’s securities). This Policy also applies to any entities that you influence or control (including corporations, limited liability companies, partnerships or trusts), and transactions by such entities should be treated for the purposes of this Policy and applicable securities laws as if they were for your own account. You are personally responsible for making sure that the purchase or sale of any security covered by this Policy by any such person or entity complies with this Policy.
Companies Covered. The prohibition on insider trading in this Policy is not limited only to trading in the Company’s securities. It includes trading in the securities of other firms, such as customers, partners, or suppliers of the Company and those with which the Company may be negotiating major transactions, such as an acquisition, investment, partnership, or sale. Information that is not deemed material to the Company, may nevertheless be material to one of those other firms.
Transactions Covered. “Trading” refers to the acquisition or disposition of stock, which includes purchases, sales, and gifts, derivative securities such as put and call options, warrants and convertible debentures or preferred stock, and debt securities (debentures, bonds and notes). “Trading” also includes transactions made under the Company’s equity plans, with certain exceptions, as described below:
•Stock Option Exercises. This Policy’s trading restrictions generally do not apply to the exercise and hold of a stock option, though the exercise of a stock option by members of the Company’s Board of Directors and executive officers who are subject to Section 16 of the Securities Exchange Act of 1934, as amended (collectively, “Section 16 Persons”), is subject to pre-clearance procedures as described below. The trading restrictions do apply, however, to any limit orders as outlined in the Additional Guidance section of this policy, and the concurrent open market sale of any portion of the underlying stock received upon an exercise and hold of a stock option, including through a cashless exercise of the stock option through a broker, as this entails selling a portion of the underlying stock to cover the costs of exercise.
•Restricted Stock Units, Restricted Units and Restricted Stock Awards. This Policy’s trading restrictions do not apply to any scheduled vesting events of restricted stock units, restricted units or restricted stock or the Company’s withholding of shares of stock to satisfy tax withholding obligations due upon the vesting of such equity awards (assuming such withholding is permitted by the Company, in its discretion). The trading restrictions do apply, however, to the open market sale, or gift of, any portion of the underlying amount of shares received following a vesting event and any applicable tax withholding obligations.
•10b5-1 Automatic Trading Programs. Transactions in the Company’s securities that are executed pursuant to an approved Rule 10b5-1 trading plan under which a broker is instructed to buy or sell Company securities based on a pre-determined criteria (a “Trading Plan”) are not subject to the prohibition on trading on the basis of material nonpublic information contained in this Policy, or to the restrictions relating to pre-clearance procedures and blackout periods. Rule 10b5-1 provides an affirmative defense from insider trading liability under the federal securities laws for trading plans that meet certain requirements. The Company requires that all Rule 10b5-1 trading plans be approved in writing in advance by the General Counsel or their designee (a “Compliance

Officer”) and meet the requirements of the Company’s “Guidelines for Rule 10b5-1 Plans,” which may be obtained from the General Counsel or a Compliance Officer. Such Rule 10b5-1 trading plans are typically only approved at the Company for Section 16 Persons.
Statement of Policy
No Trading on Inside Information. You may not trade in the securities of the Company, directly or through family members or other persons or entities, if you are aware of material nonpublic information relating to the Company. Similarly, you may not trade in the securities of any other company if you are aware of material nonpublic information about that company which you obtained in the course of your employment with or provision of services to the Company.
No Tipping. You may not pass material nonpublic information on to others or recommend to anyone the purchase or sale of any securities when you are aware of such information. This practice, known as “tipping,” also violates the securities laws and can result in the same civil and criminal penalties that apply to insider trading, even though you did not trade and may not gain any benefit from another individual’s trading.
No Exception for Hardship. The existence of a personal financial emergency does not excuse you from full compliance with this Policy.
Blackout and Notification.
•Quarterly Blackout Periods. Because the Company’s Section 16 Persons and certain employees, independent contractors and consultants of the Company and/or its subsidiaries as designated by the Company (together with the Section 16 Persons, the “Company Insiders”) are more likely to have regular access to material nonpublic information about the Company, the Company requires them to do more than refrain from insider trading. To help prevent inadvertent violations of the federal securities laws and to avoid even the appearance of trading on the basis of inside information, Company Insiders are prohibited from trading in the Company’s securities during quarterly blackout periods (beginning on the tenth business day of the third month of a quarter and ending when the market opens on the business day following the public release of the Company’s earnings for that quarter) and during certain event-specific blackouts, which, as described below, could apply to any employee from time to time. Company Insiders also must prenotify the Company of all transactions in the Company’s securities in accordance with the terms of the section below captioned “Prenotification/Pre-Clearance Procedures.”
•Interim Earnings Guidance. The Company may on occasion issue interim earnings guidance or other potentially material information by means of a press release, SEC filing of a current report on Form 8-K or other means designed to achieve widespread dissemination of the information. Company Insiders should anticipate that trading may be prohibited while the Company is in the process of assembling the information to be released and until the information has been released and fully absorbed by the market.
•Event-Specific Blackouts. From time to time, an event may occur that is material to the Company and is known by only a few directors, executive officers or certain other employees. So long as the event remains material and nonpublic, the persons who are aware of the event, as well as any other Company Insiders or persons whom the Company deems appropriate, may not trade in the Company’s securities. The existence of an event-specific blackout period generally will not be announced, other than to those who are aware of the event giving rise to the blackout period. If, however, a Company

Insider provides notice of an intent to trade in the Company’s securities during an event-specific blackout period pursuant to the section below captioned “Prenotification/Pre-Clearance Procedures,” the Company’s General Counsel or a Compliance Officer, will inform the requesting person of the existence of a blackout period, without disclosing the reason for the blackout. Any person made aware of the existence of an event-specific blackout should not disclose the existence of the blackout to any other person. The failure of the General Counsel or a Compliance Officer to designate a person as being subject to an event-specific blackout will not relieve that person of the obligation not to trade while aware of material nonpublic information.
Company Insiders may also be subject to event-specific blackouts pursuant to the SEC’s Regulation Blackout Trading Restriction, which prohibits certain sales and other transfers by insiders during certain pension plan blackout periods.
Even if a blackout period is not in effect, at no time may you trade in the Company securities if you are aware of material nonpublic information about the Company.
Prenotification/Pre-Clearance Procedures. Each Company Insider, together with his or her family members and other members of his or her household, and any entities that a Company Insider influences or controls, may not engage in any transaction involving the Company’s securities (such as a purchase or sale or a stock plan transaction such as an option exercise, or a gift, loan, pledge or hedge, contribution to a trust or any other transfer) without first submitting to the Company a prenotification of an intent to trade in Company securities. The prenotification must be submitted prior to the proposed transaction and include a confirmation that the Company Insider is not currently aware of any material nonpublic information about the Company (with an exception for such confirmation for a cash paid stock option exercise and hold and no concurrent sale of any portion of the underlying securities received upon such stock option exercise and hold).
All Section 16 Persons must obtain pre-clearance prior to any proposed transaction from either the Company’s General Counsel or a Compliance Officer. This pre-clearance approval, if granted, will be provided following submission of the Section 16 Person’s notification of an intent to trade in the Company’s securities. The General Counsel or a Compliance Officer are under no obligation to approve a pre-clearance for a trade submitted by a Section 16 Person and may determine not to permit the trade. The Company’s Chief People Officer has the sole discretion to decide whether to approve any pre-clearance requests for proposed transactions submitted by the General Counsel, or persons or entities subject to this section as a result of their relationship with the General Counsel.
Upon submitting prenotification of an intent to trade and confirmation that the Company Insider is not currently aware of any material nonpublic information or, with respect to Section 16 Persons, upon obtaining pre-clearance of a transaction, the Company Insider or Section 16 Person may then enter into a transaction within three open market trading days thereafter. If for any reason a transaction is not completed within the three open market trading days, a new prenotification, or, with respect to Section 16 Persons, a new pre-clearance must be submitted/obtained again before a transaction may take place. Each Company Insider may submit multiple prenotifications, or, with respect to Section 16 Persons, pre-clearance requests, as applicable, during an open trading window, with each prenotification or approved pre-clearance providing allowance for a three trading day period only and beginning immediately following such prenotification or pre-clearance.
Definition of Material Nonpublic Information
Note that inside information has two important elements: materiality and public availability.

Material Information. Information is material if there is a substantial likelihood that a reasonable investor would consider it important in deciding whether to buy, hold or sell a security. Any information that could reasonably be expected to affect the price of the security is material. While it is not possible to define all categories of material information, common examples of material information are:
•Financial performance, including quarterly and year-end earnings and key financial metrics.
•Projections of financial performance, including future earnings or losses or other earnings guidance.
•A pending or proposed merger, acquisition, tender offer or disposition of significant assets or strategic partnership, joint venture, or similar transaction.
•Significant changes in senior management or the Board of Directors.
•Major events regarding the Company’s securities, including the declaration of a stock split, the offering of additional securities, or the repurchase of outstanding securities.
•A Company restructuring or any bankruptcy filings.
•Changes or disputes with the Company’s independent auditor.
•Defaults on outstanding debt or preferred stock.
•Actual or threatened major litigation, or the resolution of such litigation.
•New major contracts, orders, suppliers, customers or finance sources, or the loss thereof.
•A cybersecurity risk or incident involving the Company’s business, including relating to customer, employee or Company data, or a product or service. ∙
•Significant changes or developments in products or services, including significant product defects and changes in the price of the Company’s products or services.
Both positive and negative information can be material. Because trading that receives scrutiny will be evaluated after the fact with the benefit of hindsight, any questions concerning the materiality of particular information should be directed to the Company’s General Counsel prior to the occurrence of any trading.
Nonpublic Information. Nonpublic information is information that is not generally known or available to the public. In order to establish that information has been disclosed to the public, it may be necessary to demonstrate that information has been widely disseminated, such as through a press release issued by the Company, or in a required filing with the SEC.
Additional Guidance
The Company considers it improper and inappropriate for those employed by or associated with the Company to engage in short-term or speculative transactions in the Company’s securities or in other transactions in the Company’s securities that may lead to inadvertent violations of insider trading laws. Accordingly, your trading in Company securities is subject to the following additional restrictions.

Short Sales. You may not engage in short sales of the Company’s securities (sales of securities that are not then owned), including a “sale against the box” (a sale with delayed delivery). Short sales arising from certain types of hedging transactions are governed by the section below captioned “Hedging Transactions.”
Publicly Traded Options. You may not engage in transactions in publicly traded options on an exchange or in any other organized market. Option positions arising from certain types of hedging transactions are governed by the section below captioned “Hedging Transactions.”
Standing Orders and Limit Orders. Standing orders and limit orders (excluding standing and limit orders under pre-approved Rule 10b5-1 trading plans) should be generally avoided. A standing order placed with a broker to sell or purchase stock at a specified price leaves you with no control over the timing of the transaction. As a result, a standing order transaction executed by the broker may occur during a blackout period, or at a time that you may become aware of material nonpublic information, resulting in unlawful insider trading. The Company strongly discourages such standing order transactions involving Company securities.
Margin Accounts and Pledges. Securities held in a margin account or pledged as collateral for a loan may be sold without your consent by the broker if you fail to meet a margin call or by the lender if you default on the loan. Since sales under these circumstances may occur at a time when you may be aware of material nonpublic information, or otherwise are not permitted to trade in the Company’s securities, you are prohibited from holding Company securities in a margin account or pledging Company securities as collateral for a loan. An exception to this prohibition may be granted where you wish to pledge Company securities as collateral for a loan (not including margin debt) and clearly demonstrate the financial capacity to repay the loan without resort to the pledged securities. If you wish to pledge Company securities as collateral for a loan, you must submit a request for approval to the General Counsel at least two weeks prior to the proposed execution of documents evidencing the proposed pledge. Pledges of Company securities arising from certain types of hedging transactions are governed by the section below captioned “Hedging Transactions.”
Hedging Transactions. Certain forms of hedging or monetization transactions, such as zero cost collars, prepaid variable forward sale contracts, equity swaps and exchange funds, allow an individual to lock in much of the value of his or her stock holdings, often in exchange for all or part of the potential for upside appreciation in the stock. These transactions allow the individual to continue to own the covered securities, but without the full risks and rewards of ownership. When that occurs, the individual may no longer have the same objectives as the Company’s other shareholders. Therefore, the Company strongly discourages you from engaging in such transactions. If you wish to enter into such an arrangement, you must submit a request for approval to the General Counsel at least two weeks prior to the proposed execution of documents evidencing the proposed transaction and must set forth a justification for the proposed transaction.
Post-Termination Transactions
This Policy continues to apply to your transactions in Company securities even after your employment or other services terminate with the Company or a subsidiary. If you are aware of material nonpublic information when your employment or service relationship terminates, you may not trade in Company securities until that information has become public or is no longer material. In addition, you shall remain subject to the procedures as set forth in this Policy with respect to any transactions in the Company securities, until the expiration of any quarterly or event-specific blackout period that is applicable to any transactions at the time of termination of employment or other services to the Company or a subsidiary.

Unauthorized Disclosure
Maintaining the confidentiality of Company information is essential for competitive, security and other business reasons, as well as to comply with securities laws. You are expected to treat all information you learn about the Company or its business plans in connection with your employment or service relationship as confidential and proprietary to the Company. Inadvertent disclosure of confidential or inside information may expose the Company and you to significant risk of investigation and litigation.
The timing and nature of the Company’s disclosure of material nonpublic information is subject to legal rules, the breach of which could result in substantial liability to you, the Company, and its management. The Company has established procedures for releasing material nonpublic information in a manner that is designed to achieve broad public dissemination of the information immediately upon its release. You may not, therefore, disclose information to anyone outside the Company, including but not limited to, family members, friends, business associates, investors and consulting firms, unless any such disclosure is made in accordance with the Company’s policies regarding the protection or authorized external disclosure of information regarding the Company. It is important that responses to inquiries about the Company by the press, investment or financial analysts, or others in the financial community be made on the Company’s behalf only through authorized individuals. Unauthorized disclosure of such information may result in disciplinary action, up to and including termination of employment.
Personal Responsibility
You should remember that the ultimate responsibility for adhering to this Policy and avoiding improper trading rests with you. This includes making sure that any family members who reside with you, other household members, and other affiliated individuals or entities whose transactions are subject to this Policy also comply with this Policy. If you violate this Policy, the Company may take disciplinary action up to and including termination of your employment. Any action on the part of the Company, the General Counsel, a Compliance Officer, or any other employee or director (pursuant to this Policy or otherwise) does not in any way constitute legal advice or insulate an individual from liability under applicable securities laws.
The Company may change or otherwise revise the terms of this Policy from time to time, including to respond to developments in law and practice. The Company will take appropriate steps to inform all affected persons of any material changes or revisions to this Policy.
Company Assistance
Your compliance with this Policy is of the utmost importance both for you and for the Company. If you have any questions about this Policy or its application to any proposed transaction, please email [*******]@zillowgroup.com. You may also obtain guidance from the General Counsel or a Compliance Officer. Do not try to resolve uncertainties on your own, as the rules relating to insider trading are often complex, not always intuitive, and carry severe consequences.

Certification
All employees must certify their understanding of, and intent to comply with, this Policy.
THIS POLICY IS DATED FEBRUARY 12, 2024.